Exhibit 5.1

June 12, 2014	79049.00001

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Transgenomic, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 833,333 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, issuable upon the exercise of awards to be granted by the Company pursuant to the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)	the Third Amended and Restated Certificate of Incorporation of the Company, as amended, the Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock of the Company and the Certificate of Designation of Series B Convertible Preferred Stock of the Company, each as certified as of June 12, 2014 by the Office of the Secretary of State of the State of Delaware;

(iii)	the Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company as of June 12, 2014;

(vi)	the Plan and the forms of award agreements related thereto; and

(vii)	a certificate, dated as of June 12, 2014, from the Office of the Secretary of State of the State of Delaware, as to the existence and good standing of the Company in the State of Delaware (the “Good Standing Certificate”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Transgenomic, Inc.

June 12, 2014

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities, other than the Company, executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto, other than the Company; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (vii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (viii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel. We have also assumed that the individual issuances, grants or awards under the Plan will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith).

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the Plan and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

Transgenomic, Inc.

June 12, 2014

This opinion letter is rendered solely in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the Plan and the applicable award agreements thereunder. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP